Exhibit 10.44

TERMINATION AGREEMENT

This Termination Agreement, dated as of May 31, 2003 (this “Agreement”), is made by and between ACE European Markets Insurance Limited (“AEM”) and ACE Capital Re Overseas Limited (“ACRO”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Reinsurance Agreement (as hereinafter defined).

RECITALS

WHEREAS, AEM and ACRO have entered into that certain Quota Share Reinsurance Agreement (including the Special Acceptance, effective as of August 15, 2002, made in respect of and subject to such Quota Share Reinsurance Agreement), effective as of the 1st day of January 2002 (the “Reinsurance Agreement”):

WHEREAS, pursuant to the terms hereof, AEM and ACRO desire to terminate the Reinsurance Agreement;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

Section 1.                                            Termination.   Notwithstanding anything to the contrary in the Reinsurance Agreement, AEM and ACRO hereby acknowledge and agree that, effective the date hereof, the Reinsurance Agreement is hereby terminated. Pursuant to the terms of the Reinsurance Agreement, (i) Policies issued or renewed on or after the date hereof shall not be ceded under the Reinsurance Agreement and (ii) the Reinsurance Agreement shall remain in effect with respect to those Policies which are issued by AEM prior to the date hereof until the earlier of their natural expiration, termination, or renewal and AEM shall continue to account to ACRO for any Premium, recoveries and other amounts payable in respect of such Policies.

Section 2.                                            Further Assurances.   Each party hereto shall, at any time and from time to time after the first date written above, upon request of any other party hereto, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, instruments, assignments and assurances as may be reasonably required in order to carry out the intent of this Agreement.

Section 3.                                            Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters herein and supersedes any other agreement, whether written or oral, with respect to the subject matter of this Agreement.

Section 4.                                            Counterparts.   This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 5.                                            Governing Law and Submission to Jurisdiction.   This Agreement shall be governed by and construed in accordance with the law of Bermuda and the parties hereto submit to the non-exclusive jurisdiction of the Courts of Bermuda for the purpose of enforcing any claim arising hereunder.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the effective date hereof.

ACE EUROPEAN MARKETS INSURANCE LIMITED		ACE CAPITAL RE OVERSEAS LIMITED

/s/ James C. Hooban		/s/ Rebecca L. Carne
Name:	James C. Hooban	Name:	Rebecca L. Carne
Title:	Managing Director	Title:	Director
Date:	December 18, 2003	Date: